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Excerpt of Transcript of Verizon Communications Inc. Presentation at Bank of America Merrill Lynch Media, Communications and Entertainment Conference on September 14, 2016

CORPORATE PARTICIPANTS
 Marni Walden Verizon Communications Inc. - EVP & President, Product Innovation and New Businesses
 Tim Armstrong Verizon Communications Inc. - CEO, AOL

CONFERENCE CALL PARTICIPANTS
 David Barden BofA Merrill Lynch - Analyst
 Jessica Reif Cohen BofA Merrill Lynch - Analyst

PRESENTATION

. . .

 David Barden - BofA Merrill Lynch - Analyst

 Okay. I will let other people follow up with that if they need to.

But I guess just kind of at a higher level, Marni, I think most people may know that you've been tasked with building Verizon's next-generation growth businesses, multibillion-dollar ambitions. I was wondering if you could speak to the big two or three opportunities that you see out there to be those things and how we should as investors be gauging our timetable and expectations for success.

 Marni Walden - Verizon Communications Inc. - EVP & President, Product Innovation and New Businesses

 Yes, so as we've talked about before, Dave, and I won't go into these but we really have six key focus areas. But to really narrow in on a couple of them, the first of which is what we're calling our media Company soon to have a different name, and Tim will obviously talk about that. But we had, obviously, done the acquisition of AOL.

We contributed some other assets into that digital media services which is really a content delivery network and now doing ad insertion. So it made sense to assemble that and put that with Tim. He's obviously worked on a number of different brands that have great love from customers. So our media Company we believe is one of those that will be significant for us to talk about as time moves on.

In terms of time horizon, we think about the three- to five-year time horizon. For this year it's all about doing all of the planning around the integration of Yahoo. Flawless execution throughout 2017, so it's a very much heads down, so that would be the first one that we talk about as the big one.

. . .

 Jessica Reif Cohen - BofA Merrill Lynch - Analyst

 So let's start by exploring the online video strategy. It began with Go90, but there's clearly a much broader plan in place. You spent in the last year alone just over $9 billion on AOL and Yahoo, not to mention partnerships with companies like Hearst as well as AwesomenessTV.

So can you walk us through how these pieces fit together within your video strategy? And what do you guys see as your competitive advantage today? What do you think the drivers are for value creation?

 Marni Walden - Verizon Communications Inc. - EVP & President, Product Innovation and New Businesses

 So let me take just a few of those pieces and then let me hand it to Tim. So as you think about go90, or what we're doing with complex media, all of those are ways to build audience. And in particular the ones you mentioned are building younger audiences, so those are all a piece of the strategy.

But as you put all of this together it's how do we bring audience and scale to a really amazing ad tech platform so that we've got the ability, the supply to fill the demand? Do you want to talk about the bigger strategy for media co?

 Tim Armstrong - Verizon Communications Inc. - CEO, AOL

 At a super high level there's kind of a couple of core principles around the media co strategy and video. One is the audiences that we're dealing with are global and they are a really big scale.

When you put the Yahoo asset together with AOL we'll essentially have over 1 billion consumers that we touch. And if you go through the landscape right now of where economics are and you look at the valuations of the Internet companies versus non-Internet companies, Verizon has gotten into this space with a top-five sized asset for $9 billion. The next closest asset at that scale is about $270 billion, $290 billion overall.

So from a standpoint of Verizon over the last year having spent 1 times revenue for all these deals that we've done to get into a position to have an opportunity to scale what is probably the most valuable segment, five or six of the most valuable companies in the world are in this segment now that are publicly traded, and we're going to have a Company that is essentially in that scale range now at a fraction, very small fraction of the cost of what those valuations are. So from a macro standpoint I think we're in the right industry. Verizon has got a serious set of assets and a serious set of data to bring to the table overall.

So I think the media strategy, if you believe consumers are going to go from analog to digital and you assume that video consumption is going to override text consumption and those things, which we believe and the statistics bear that out, you have a near-term opportunity over the next four to five years of about $90 billion of new market opportunity just in mobile and mobile video alone. So if you woke up today and said, hey, the size of this total pie there is going to be 3.5 billion more consumers that could connect into this network, so there will be 7 billion people connected by the early 2020s, there is a 90 billion near-term opportunity, we have a right to win with our brands with Verizon and the Verizon network and data. And we already have progress in those areas already.

You would I think make a strategic bet if you are a Verizon-size company that this could be a future growth opportunity. And I would say you get the team of people, we basically have kept all of the talent since the Verizon acquisition at AOL. And I think we will do a good job with the Yahoo talent overall.

We're in a very good position to have an opportunity to grow a sizable business. And I would just say in the landscape right now for how big the industry is going to be and how big the consumer base is going to be, there's a very small handful of companies that actually have the tech and the scale to compete. And we are one of them.

So when you talk about our video strategy at a global basis in the next couple of years we should have one of the top five global video properties that has the opportunity to reach billions of consumers and you have a fertile analog to digital marketplace behind it where there's $600 billion of yearly spending that has to go from analog to digital. We have the resources, tools and talent to do it.

So I think our media and video strategy is exactly where the world is going right now. And I think we'd be really disappointed if we didn't capture a huge amount of value for Verizon in that.

I know $9 billion is nothing to sneeze at. It's a lot of money. In comparison to how big this market is in comparison to the valuations of the companies we are competing against I think it's a very reasonable amount of money for Verizon to take a real shot at this.

. . .

 David Barden - BofA Merrill Lynch - Analyst

 So I think reverse engineering the question we asked earlier about how media guys might look at telco, I think a lot of the investors in Verizon from a telco perspective have scratched their heads a little bit about how Verizon takes AOL and Yahoo, puts them together and make something greater than the sum of the parts. Tim, I think you've been clear that the Yahoo acquisition was about first and foremost talent and there's been a reticence to create lines that include or exclude different people before we really know what we want to do.

But there is a strategy that you've been talking about that outlines how you want to differentiate yourself from the Facebooks and Googles which guys like me go, well, you're trying to compete against Facebook and Google. Because that's all I really understand about the market. Can you elaborate a little bit more on this brand strategy that you have?

 Tim Armstrong - Verizon Communications Inc. - CEO, AOL

 I would say just, again, super high level there's two strategies that won't work. One is basically the anything but Google and Facebook strategy overall and the second one is copying Facebook and Google.

So I think we were successful at AOL because we chose a very clear gap in the market where there was opportunity and we invested against it. I believe there's a gap in the market that's bigger than when we got to AOL. And if Google is search and Facebook is social I think we will be the brand Company that essentially builds brands, builds consumer brands but also on the B2B side helps other people build their brands.

And the gap in the marketplace are the following two places. On the consumer side you're having consumers basically connected 24 by 7 where they are ingesting more media than they've ever ingested overall, and that pie is growing. Most of the companies are going to struggle to go to analog to digital to provide the content brands to people. And so we believe there's a gap for us to provide consumer content brands out in the world both on our platforms and on other people's platforms: Snapchat, Facebook YouTube which we partner with Apple we partner with all those people today.

And then the second gap is on the monetization. If you are in the advertising business and you follow what Google and what Facebook do, they both have tremendous, first of all, both of those companies are executing very well and they are very, very, very great competitors overall. And I think it's something we aspire to get to the same level of output that they are and they are doing a great job.

So what I am about to say is not them not doing a good job, it's where the opportunity is. But in the marketplace right now brands have really three things they are concerned about advertisers: one is building their brand so they can keep pricing value and things like that, the second is scaled ROI and the third is innovation.

And Facebook and Google systems have very specific ways they go after those needs from customers. What we're building and have built is a different way to go after those needs. And a lot of it is built around actually brands.

When you talk to customers who are in brand pressure positions, which a lot of people are in the retail channels, auto channels, those things, we are coming to them with a different set of metrics, different set of data in different set of targeting criteria around content. And that allows us to have a differentiated place in the marketplace.

And the number two is in a lot of cases where search and social have gotten tremendous traction and they've done a very good job at that overall, a lot of the dollars that have lagged behind are in this brand space. And that's we're working on a number of things I think are super innovative that will be done the end of this year and into 2017 that will allow us to push new types of metrics and opportunities to those customers overall. So the easiest way to think about us is if they are search and social, we are brand.

 David Barden - BofA Merrill Lynch - Analyst

 And I think as a follow-up, so if you look at mobile stats about 40% of data consumption is Facebook and YouTube. And Google and Facebook have roughly consistent advertising market share with those usage statistics. And then there's everybody else.

And in that everybody else category there's Yahoo and AOL at the top and then everybody below you. Is your game plan to try to cultivate that position as the next best platform that everyone has -- a platform that has access to the everyman of the Internet so to speak?

 Tim Armstrong - Verizon Communications Inc. - CEO, AOL

 Well, I think we look at it two different ways. One is we want to have premier positions in the categories for consumers. So a Google and Facebook may have those positions and those platforms. If you take news, for instance, with the Huffington Post or TechCrunch in the tech space we want to have the number one chair in that space.

So there are places where we are going to be number one. For instance, on Facebook we are generally the largest distributed news service on Facebook. So Facebook may have the number one platform, but we want to be the number one news provider on that platform and with ourselves.

The second thing I would say is that I think I think I would just be very careful with the anything but Google and Facebook strategy. It's them and everybody else. I think that we because we partner with Google and Facebook and because we partner with many people in that food chain that are in a secondary tier we can bring real value to customers that Google and Facebook, frankly, probably don't want to.

Their businesses are big and strong enough that they basically have their essentially walled garden and this is the value they produce. We're in a different position. So we tend to do a lot more open partnerships where we're going to actually increase customers' data capabilities, their media capabilities and their platform capabilities overall.

So we may be in the third position now and, by the way, the third position in the market I describe consumers are going to double and everything is going to go from analog to digital. We're not shooting for the bronze medal, but if out of the gates we're at bronze medal position and we can work our way to an Olympic gold medal that's what we will do. And I think it comes down to being really focused and knowing what we're going to do, so that's what I'd say.

. . .

 Jessica Reif Cohen - BofA Merrill Lynch - Analyst

 And on that advertising capability will you be leveraging your ad tech capability solely in-house? Or will you supply third parties as well? And how can AOL play a role in measurement versus let's say Nielsen?

 Tim Armstrong - Verizon Communications Inc. - CEO, AOL

 Yes, so that's a huge strategic topic for us overall. So the advertising technology that we bring to the marketplace is called ONE by AOL. And that we will be mixing that with Yahoo has platforms also.

But the easiest way to think about this is a supply and demand set of technologies for advertising. On the supply side we work with many of the largest brand publishers in the world. And what we bring to them is essentially the capability to do creation, distribution and monetization of content on their properties and help them get to other properties, as well.

And that is a super sophisticated supply-side marketplace that does monetization yield management for them. So every time a publisher creates content we offer them the ability to get the highest marginal dollar for that creation overall. And on the demand side we bring tools to clients and agencies that are essentially self-service that allow them to have one front-end plug-in and look at the world of advertising to target, bid and measure their advertising.

The thing that's different than Google and Facebook that we're doing is the measurement of what you're measuring overall. Google and Facebook tend to hang at the very bottom of the funnel about just ROI.

Google is at the I would say at the total bottom of the funnel. Facebook is maybe one level up.

Our metrics and data essentially measure from brand at the top of the marketing funnel, I know people may not know this nomenclature is very marketing nomenclature, but is we help people basically find and measure what customers they are dumping in the top of the funnel and then taking them, try to take them all the way through the funnel to ROI. So for publishers you want to know where you are building audience from, how you are getting audience, how do you maximize that audience, especially for mobile. And then on the advertiser side you basically need to keep up the new ability for demand pipelining overall.

If you listen to add marketplace a lot of the ad customers will talk about in their search spend their marginal increase in search ad prices or in their category how because basically those in some cases are saturated markets of bottom of the funnel ROI-type spend on advertising. And where we come in is we help customers find new customers overall.

And we help people measure how do you find new customers. And that's a very, very important, I'd say, strategic different lens into the ad marketplace than Facebook and Google are doing.

Again, Facebook and Google are way above us. They are executing very well. But for the areas that we're focused on we think there's a clear market opportunity for us in the ad technology and marketing space.

. . .

 Jessica Reif Cohen - BofA Merrill Lynch - Analyst

 Can I just follow up on your sports? So sports is one of the key tenets of your content strategy, you've said that over and over. What -- is this a global strategy, what rights do you need, how do you think about European sports, football, American soccer?

 Marni Walden - Verizon Communications Inc. - EVP & President, Product Innovation and New Businesses

 So from a Verizon perspective, most of the rights we have today are all for domestic use. But we clearly think the brands that Tim is building are all global brands. What Yahoo has they are global brands as well.

So we need to continue to build up those channels and create customer engagement. So we will work through that.

But global clearly whether you are talking about Tim's business or the telematics business, if we're not thinking globally we're not thinking in the right way. So each one of those, and I won't say it specifically to content, each one of these businesses we're standing up need to have global aspirations and do have global aspirations.

Tim Armstrong - Verizon Communications Inc. - CEO, AOL

I just think from -- if you take the Olympics, the Olympic viewership that happened this year, first of all it's sports are global, you look at what the investments that have gone into Yahoo Sports and Verizon put into sports overall through the digital properties, sports is one of those things that is in a key part of peoples' time, many times it's on the weekend.

So programming time on the Internet, if you look at Internet traffic it goes down on the weekends, programming and sports is a way to basically have a more throughput on viewership. And I'd say the second thing is you know internally we say this jokingly but I don't think it's a joke, is we want to program things that people change their clothes for. And if you go anywhere in the world at any point from an emotional standpoint consumers are incredibly attracted to sports.

They basically will put on, you will see normal human beings during the week put on different clothing and go to a soccer match or a football match for those things. And it's almost a religion overall.

So I think from the standpoint of if you look at European soccer, which is on the Verizon platform, Yahoo does a good job covering soccer, that is a megatrend in the world right now. And the question is if you went out to all the middle schools or high schools in the country and you asked all of the middle schoolers or high schoolers to name every single player on the New England Patriots or name every single player on Manchester United, you would have a 90% hit rate on kids being able to name every player on the Manchester United and what their record was versus them being able to name a handful of players on the New England Patriots.

I think that behavior change overall is why sports is such an important driver of consumer usage in traffic. And then to get nerdy for a minute on sports is the CRM data that comes out of sports, you tend to be a lifelong sports fan of your team. You tend to have an ongoing relationship with them.

Yahoo Fantasy Sports, for instance, is a huge database of people who are sports fanatics, not just in football but in all those sports. And I think we see an opportunity if you connect Verizon database, Fantasy Sports database, AOL database, Yahoo database all together most of the sports teams at this point do not have synergistic CRM data strategies.

We could be the Company that does a very good job providing sports databases for these companies. Not just the content and not just ads but actually add tremendous value to them. Most sports franchises actually don't know all their fans, and that's something that we've been thinking a lot about.

Important Additional Information and Where to Find It

On September 9, 2016, Yahoo! Inc. ("Yahoo") filed with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement regarding the proposed sale of Yahoo's operating business to Verizon Communications Inc. ("Verizon") and related transactions, and the definitive version of which will be sent or provided to Yahoo stockholders. BEFORE MAKING ANY VOTING DECISION, YAHOO'S STOCKHOLDERS ARE STRONGLY ADVISED TO READ YAHOO'S PROXY STATEMENT IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO WHEN THEY BECOME AVAILABLE) AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and stockholders can obtain a free copy of Yahoo's proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo with the SEC in connection with the proposed transactions for no charge at the SEC's website at www.sec.gov, on the Investor Relations page of Yahoo's website investor.yahoo.net or by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089.

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